UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 27, 2018

QUORUM HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-37550	47-4725208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1573 Mallory Lane, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 221-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05	Costs Associated with Exit or Disposal Activities

The information set forth in Item 8.01 below is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

The Company’s press release, dated July 27, 2018, related to the matters discussed below is attached as Exhibit 99.1 to this Form 8-K.

Item 8.01	Other Events

On July 27, 2018, Quorum Health Corporation (the “Company”) announced that it had entered into a definitive agreement with Baptist Memorial Health Care regarding the sale of the physical assets of the 45-bed McKenzie Regional Hospital in McKenzie, Tennessee. The Company expects to complete the transaction by the end of the third quarter of 2018, subject to customary approvals and conditions. In conjunction with the definitive agreement, the Company announced plans to discontinue operations at McKenzie Regional Hospital by September 30, 2018. The Company has preliminarily begun the process of estimating the costs to be incurred as a result of the closure, but is unable at this time to make a good faith estimate of the major types of costs or amount or range of amounts that may be incurred in connection with this closure, or an estimate of the amount or range of amounts of any charges that would result in future cash expenditures, including whether any such charges will be material. As these amounts are still being finalized, if the charges are determined to be material, additional details will be provided in an amendment to this Form 8-K or in another of the Company’s filings with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

No.	Description

99.1	Quorum Health Corporation Press Release, dated July 27, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2018	QUORUM HEALTH CORPORATION
(Registrant)

	By:	/s/ Alfred Lumsdaine
Alfred Lumsdaine
Executive Vice President and Chief Financial Officer
(principal financial officer and principal accounting officer)